------------------
                                                              Filed Pursuant
                                                              to Rule 424B2
                                                              File No. 333-25347
                                                              ------------------

Prospectus Supplement (to Prospectus dated July 11, 1997)

$400,000,000
CONSOLIDATED NATURAL GAS COMPANY
7 1/4% NOTES DUE OCTOBER 1, 2004



MATURITY

o  The Notes will mature on October 1, 2004.

INTEREST

o Interest on the Notes will be payable on April 1 and October 1 of each year, beginning April 1, 2000.
o  Interest will accrue from September 24, 1999.

REDEMPTION

o  We cannot redeem the Notes prior to maturity.
o  There is no sinking fund.


RANKING

o  The Notes will not be secured by any collateral.
o The Notes will rank equally with all of our existing and future senior unsecured debt and senior to all of our existing and future subordinated debt.

LISTING

o  We do not intend to list the Notes on any securities exchange.

THE COMPANY

o Our principal office is located at CNG Tower, 625 Liberty Avenue, Pittsburgh, PA 15222. Our telephone number is (412)690-1000.
       ---------------------------------------------------

===============================================================================
                                              PER NOTE           TOTAL
-------------------------------------------------------------------------------
Public  Offering  Price                        99.77%        $399,080,000
Underwriting  Discount                           0.6%        $  2,400,000
Proceeds to Us (before expenses)               99.17%        $396,680,000
-------------------------------------------------------------------------------
Your purchase price will also include any interest that has accrued on the Notes since September 24, 1999.

          -------------------------------------------------
o The Notes will be delivered to you in global form through the book-entry delivery system of The Depository Trust Company on September 24, 1999.

o The underwriters named below will purchase the Notes from us on a firm commitment basis and offer them to you, subject to certain conditions.


CHASE SECURITIES INC.
        BANC ONE CAPITAL MARKETS, INC.
                      MCDONALD INVESTMENTS INC.
                                    MELLON FINANCIAL MARKETS, INC.
                                                      PNC CAPITAL MARKETS, INC.

                      -----------------------------------
          The date of this Prospectus Supplement is September 21, 1999.

         In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

         We are offering to sell the Notes only in places where sales are permitted.

         You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than the date of the information.


                  --------------------------------------------

                                TABLE OF CONTENTS


           PROSPECTUS SUPPLEMENT

                                               Page
                                               ----
Recent Developments .......................... S-3
Short Term Debt and Capitalization ........... S-4
The Company .................................. S-4
Information on Dominion
 Resources, Inc. ............................. S-5
Use of Proceeds .............................. S-5
Supplemental Description
 of the Notes ................................ S-5
Underwriting ................................. S-6

               PROSPECTUS

                                               Page
                                               ----
Available Information .........................  2
Incorporation of Certain Documents
 by Reference .................................  2
The Company and its Subsidiaries ..............  3
Use of Proceeds ...............................  3
Certain Terms and Description of Debt
 Securities and Indenture .....................  4
Description of Common Stock ...................  9
Description of Preferred Stock ................ 12
Book-Entry Securities ......................... 14
Plan of Distribution .......................... 15
Legal Opinions ................................ 15
Experts ....................................... 16

                               RECENT DEVELOPMENTS


         On February 22, 1999, we announced with Dominion Resources, Inc. that a definitive merger agreement was approved by the boards of directors of both companies. Dominion Resources is a holding company with businesses in regulated and competitive electric power, natural gas and oil development and selected financial services. Dominion Resources's principal business subsidiary is Virginia Electric and Power Company, a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina.

         Under the merger agreement, as amended, our shareholders would receive a combination of Dominion Resources common stock and cash with an aggregate firm value of $66.60 per share of common stock. Up to 60% of the consideration to our shareholders will be in the form of Dominion Resources common stock and the balance will be in cash. The companies anticipate that as a result of the merger, we will become a wholly owned subsidiary of Dominion Resources.

         Dominion Resources has publicly announced that it expects to obtain required SEC approval under the Public Utility Holding Company Act of 1935 of its plan to have us become a wholly owned subsidiary of Dominion Resources. In the event that SEC approval of this structure is not obtained, the merger agreement provides for an alternative structure under which we would be merged into Dominion Resources with Dominion Resources as the surviving entity. For a further discussion about the Dominion Resources transaction, see our joint proxy statement/prospectus incorporated by reference in the prospectus accompanying this prospectus supplement.

         The merger transaction is conditioned, among other things, upon the approvals of shareholders of both companies, opinions of counsel on the tax-free nature of the stock portion of the transaction, approvals of various federal regulatory agencies, and the completion of regulatory processes in the states where the combined company will operate. The transaction is not conditioned upon obtaining financing. As of now, the merger has been approved by shareholders of both companies, the Pennsylvania Public Utility Commission and the Public Service Commission of West Virginia. The Virginia State Corporation Commission approved the merger on September 17, 1999 subject to certain conditions, one of which is that the approvals issued by the SEC are not inconsistent with the Virginia Commission's order. Decisions by the North Carolina public utility commission and several federal agencies are pending.

         Due to the pending merger, Fitch IBCA, Moody's Investors Service and Standard & Poor's are reviewing our rated debt for a possible downgrade.

                       SHORT-TERM DEBT AND CAPITALIZATION

         The following table sets forth the consolidated short-term debt and capitalization of the Company at June 30, 1999, and as adjusted to give effect to the issuance of the Notes and the application of the proceeds thereof.

                                                                                At June 30, 1999
                                                                                 ---------------
                                                                          Actual             As Adjusted
                                                                          ------             -----------
                                                                                  (In millions)
SHORT-TERM DEBT
Commercial Paper ......................................................   $  450.9              $   54.2
Current maturities on long-term Senior Debt ...........................        7.1                   7.1
                                                                          --------              --------
   Total short-term debt ..............................................   $  458.0              $   61.3
                                                                          ========              ========

CAPITALIZATION
Long-term Senior Debt, excluding current
 maturities ...........................................................   $1,380.3              $1,380.3
Notes offered hereby, net of underwriting discount                              --                 397.6
                                                                          --------              --------
   Total long-term debt ...............................................   $1,380.3              $1,777.0

Common stockholders' equity
  Common Stock, par value $2.75 per share, 95,948,802
   shares issued ......................................................      263.9                 263.9
  Capital in excess of par value ......................................      567.3                 567.3
  Retained earnings ...................................................    1,559.6               1,559.6
  Treasury stock at cost (2,865 shares) ...............................       (0.2)                 (0.2)
                                                                          --------              --------
    Total common stockholders' equity (1) .............................    2,390.6               2,390.6
                                                                          --------              --------
        Total capitalization ..........................................   $3,770.9              $4,167.6
                                                                          ========              ========

---------------
(1) At June 30, 1999, the common stockholders' equity per share was $24.92


                                   THE COMPANY


         Current information concerning us, including the our financial statements and the related Management's Discussion and Analysis of Financial Condition and Results of Operations, can be found in various reports we have filed with the Securities and Exchange Commission. Our reports incorporated by reference in the prospectus accompanying this prospectus supplement are:

      o   Annual Report on Form 10-K for the year ended December 31, 1998;

      o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

      o Current Reports on Form 8-K filed on March 1, 1999, May 7, 1999, May 20, 1999 and July 1, 1999;

      o   Our definitive proxy statement dated February 22, 1999; and

      o   Our definitive joint proxy statement/prospectus dated May 24, 1999.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the offering of the Notes:

      o Reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

      o Definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

      o Any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

                                 INFORMATION ON
                            DOMINION RESOURCES, INC.

         While we have included in and incorporated in this prospectus supplement by reference information concerning Dominion Resources, Inc. to the extent it is known or reasonably available to us, Dominion Resources is not affiliated with us. Although we have no knowledge that would indicate that statements relating to Dominion Resources included in and incorporated by reference in this prospectus supplement in reliance upon publicly available information are inaccurate or incomplete, we were not involved in the preparation of such information and statements and, for the foregoing reasons, are not in a position to verify any such information or statements.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Notes will be added to our treasury fund and subsequently used to finance, in part, our 1999 and 2000 capital expenditures estimated to be approximately $1.5 billion and for the repayment of short-term debt. As of September 21, 1999, the average interest rate on our short-term debt was 5.42% with a weighted life of 30 days.

                      SUPPLEMENTAL DESCRIPTION OF THE NOTES

         We will issue the Notes under an Indenture dated as of April 1, 1995 (the "Indenture") between us and United States Trust Company of New York, as Trustee. Information about the Indenture is in the prospectus under "Certain Terms and Descriptions of Debt Securities and Indenture."

         The interest rate on the Notes will be 71/4% per annum, accruing from September 24, 1999. We will pay interest on April 1 and October 1 of each year, starting April 1, 2000. We will pay interest to the persons in whose names the Notes are registered at the close of business on the March 15 or September 15 preceding the payment date.

         We will issue the Notes in book-entry form, as a single Note registered in the name of the nominee of The Depository Trust Company, which will act as Depositary, or in the name of the Depositary. Beneficial interests in book-entry Notes will be shown on, and transfers thereof will be made only through, records maintained by the Depositary and its participants. Except as described in the prospectus under "Book Entry Securities", owners of beneficial interests in a global Note will not be entitled to receive physical delivery of certificates for the Notes.

         We will not have the right to redeem the Notes before their scheduled maturity and you will not have the right to require us to redeem the Notes before the scheduled maturity. We are not required to make any sinking fund payments.

         The Notes will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company. If the merger with Dominion Resources is completed utilizing the alternative structure under which we would be merged into Dominion Resources, the Notes would also rank on a parity with all of Dominion

Resources'   unsecured  and  unsubordinated   debt  and  would  be  structurally
subordinated to the debt of its subsidiaries.

         The covenants described in the accompanying prospectus under "Certain Terms and Descriptions of Debt Securities and Indenture--Certain Covenants," will apply to the Notes, subject to defeasance as described therein. Future series of Debt Securities issued under the Indenture may or may not have the benefit of such covenants.

         The Notes will be subject to defeasance under the conditions described in the prospectus. See "Certain Terms and Descriptions of Debt Securities and Indenture--Legal Defeasance and Covenant Defeasance" in the accompanying prospectus.

                                  UNDERWRITING

         We and the underwriters have entered into a purchase agreement relating to the offering and sale of the Notes. In the purchase agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:
      Underwriter                                             Principal Amount
      -----------                                             ----------------
Chase Securities Inc. ....................................      $272,000,000
Banc One Capital Markets, Inc. ...........................        32,000,000
McDonald Investments Inc. ................................        32,000,000
Mellon Financial Markets, Inc. ...........................        32,000,000
PNC Capital Markets, Inc. ................................        32,000,000
                                                                ------------
      Total ..............................................      $400,000,000
                                                                ============

         The obligations of the underwriters under the purchase agreement, including their agreement to purchase Notes from us, are several and not joint. Those obligations are also subject to certain conditions in the purchase agreement being satisfied. The underwriters have agreed to purchase all of the Notes if any of them are purchased.

         The underwriters have advised us that they propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price minus a selling concession of up to .35% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to .25% of the principal amount to certain other dealers. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

            In the purchase agreement, we have agreed that:

            o we will pay our expenses related to the offering of the Notes, which we estimate will be $200,000; and

            o we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1993.

         The Notes are a new issue of securities, and there is currently no established trading market for the Notes. In addition, we do not intend to apply for the Notes to be listed on any securities exchange or arrange for the Notes to be quoted on any quotation system The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market mak-ing in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.

         In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

         Certain of the underwriters or their affiliates engage from time to time in various general financing and banking transactions with us and our affiliates.

                      [This Page Intentionally Left Blank]

PROSPECTUS
                                 $1,000,000,000
                        CONSOLIDATED NATURAL GAS COMPANY
                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK

                                   ----------

         Consolidated Natural Gas Company (the "Company") may offer from time to time (i) its debt securities (the "Debt Securities"), which may be convertible into shares of common stock, par value $2.75 per share, of the Company (the "Common Stock"), (ii) shares of its preferred stock, par value $100.00 per share (the "Preferred Stock"), which may be convertible into shares of Common Stock or exchangeable for Debt Securities, and (iii) shares of its Common Stock. Each share of Common Stock issued hereunder shall be accompanied by a Right as described in "Description of Common Stock-Common Stock Purchase Rights". The Preferred Stock and the Common Stock are collectively referred to as the "Equity Securities", and the Debt Securities and the Equity Securities are collectively referred to as the "Securities". The Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate public offering price of $1,000,000,000 (or the equivalent thereof in foreign currency or currency units) at individual prices and on terms to be determined in light of market conditions at the time of the offering and in conformity with the requirements of the Public Utility Holding Company Act of 1935 (the "Holding Company Act") and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

         The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount offered, ranking, rate or rates of interest or the provisions for determining such rate or rates and the time of payment thereof, maturity, currency of payment, terms relating to redemption (whether mandatory, at the option of the Company or the holder), terms for sinking fund payments, terms for conversion or exchange, additional covenants and the initial public offering price, (ii) in the case of shares of Preferred Stock, the number of shares, specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights and restrictions and the initial public offering price and (iii) in the case of shares of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

         The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. Federal income taxes, accounting and other considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

         The Securities may be sold directly by the Company, through agents designated by the Company from time to time or through underwriters or dealers designated by the Company from time to time. If any agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be as set forth in or may be calculated from the applicable Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price of such Securities less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution" for indemnification arrangements for agents, dealers and underwriters.


                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                                   ----------

                  The date of this Prospectus is July 11, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and information with the Securities and Exchange Commission, Washington, D.C. (the "Commission"). Certain information, as of particular dates, concerning the directors and officers of the Company, their remuneration and any material interests of such persons in transactions with the Company, is disclosed in proxy statements distributed to shareholders and filed with the Commission. The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference.

         The Registration Statement, as well as the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and is also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web Site (http:/www.sec.gov) that contains such reports, proxy statements and other information. Such reports, proxy statements and other information also may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which were filed by the Company with the Commission (File No. 1-3196), are incorporated in this Prospectus by reference:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

          (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         All  reports  and other  documents  filed by the  Company  pursuant  to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, PA 15222-3199, Telephone No. (412) 690-1183.

                        THE COMPANY AND ITS SUBSIDIARIES

         The Company is engaged solely in the business of owning and holding the outstanding securities of fifteen directly owned subsidiary companies. The Company is a public utility holding company regulated under the Holding Company Act.

         The Company and its subsidiaries ("Consolidated System" or "System") are engaged in all phases of the natural gas business -- distribution, transmission and exploration and production. The Company's principal subsidiaries are described below.


DISTRIBUTION

         Public utility subsidiaries of the Company are The East Ohio Gas Company, The Peoples Natural Gas Company, Virginia Natural Gas, Inc. and Hope Gas, Inc. Principal cities served at retail are: Cleveland, Akron, Youngstown, Canton, Warren, Lima, Ashtabula and Marietta in Ohio; Pittsburgh (a portion), Altoona and Johnstown in Pennsylvania; Norfolk, Newport News, Virginia Beach, Chesapeake, Hampton and Williamsburg in Virginia; and Clarksburg and Parkersburg in West Virginia. During 1996, the distribution business accounted for 50% and 47% of the System's total operating revenues and operating income before income taxes, respectively.


TRANSMISSION

         CNG Transmission Corporation operates a regional interstate pipeline system and provides gas transportation and storage services to each of the Company's public utility subsidiaries and to non-affiliated utilities, end-users and others in the Midwest, the Mid-Atlantic states and the Northeast. CNG Transmission Corporation is subject to regulation by the Federal Energy Regulatory Commission. During 1996, the transmission business accounted for 10% and 32% of the System's total operating revenues and operating income before income taxes, respectively.


EXPLORATION AND PRODUCTION

         CNG Producing Company is the Company's exploration and production subsidiary. It explores for and produces gas and oil primarily in the Gulf of Mexico, the southern and western United States, the Appalachian region and Canada. This segment of the business also includes the gas and oil production activities of CNG Transmission Corporation. During 1996, the exploration and production business accounted for 8% and 24% of the System's total operating revenues and operating income before income taxes, respectively.


ENERGY MARKETING SERVICES

         CNG Energy Services Corporation conducts activities in the unregulated energy area, including gas and electric power marketing, and invests in power generation facilities. During 1996, the energy marketing services business accounted for 32% and (2)% of the System's total operating revenues and operating income before income taxes, respectively.


INTERNATIONAL ACTIVITIES

         CNG International Corporation was formed by the Company in 1996 to invest in foreign energy activities. It currently holds interests in companies owning and operating gas pipelines in Australia. During 1996, international activities and other minor lines of business accounted for less than 1% and (1)% of the System's total operating revenues and operating income before income taxes, respectively.

         The Company is a Delaware corporation organized on July 21, 1942. Its principal executive offices are located at CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, and its telephone number is (412) 690-1000.


                                 USE OF PROCEEDS

         The proceeds from the sale of the Securities will be added to the treasury funds of the Company and subsequently used to finance System capital expenditures, for general corporate purposes, to purchase the Company's common stock in the open market and/or to acquire, retire or redeem debt securities issued by the Company as authorized by the Commission under the Holding Company Act. The balance of funds required for these purposes is expected to be obtained principally from internal cash generation and the issuance of other debt or equity securities. Reference is made to the documents incorporated by reference herein for information relating to estimated capital expenditures.

                        CERTAIN TERMS AND DESCRIPTIONS OF
                          DEBT SECURITIES AND INDENTURE

         The Debt Securities will be issued in one or more series under an Indenture dated as of April 1, 1995 ("Indenture") between the Company and United States Trust Company of New York, as Trustee ("Trustee"), the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture and the Securities Resolutions (as defined in the Indenture). Certain terms defined in the Indenture are used in this summary without definition.

         The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions establishing such series. As of the date of this Prospectus, there were Debt Securities aggregating $450 million outstanding under the Indenture. The Indenture does not restrict the amount of additional unsecured debt (whether senior or subordinated) or secured debt which the Company may incur. See "Certain Covenants" below for possible limitations on the Company's ability to create Liens (as defined) and enter into Sale-Leaseback Transactions (as defined). The Indenture also does not limit the amount which the Company may apply to the payment of dividends or the redemption or purchase of shares of its stock. Unless the Securities Resolution establishing the terms of Debt Securities otherwise provides, the Indenture and the Debt Securities do not contain any covenants which would afford Holders of Debt Securities protections in the event of a highly leveraged transaction. If such covenants are included in the Securities Resolution with respect to any offered Debt Securities, such covenants will be described in the related Prospectus Supplement.

         The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons. Consequently, information contained in the Indenture relating to the offer and sale of Debt Securities in other forms or currencies is not provided in this Prospectus.


CERTAIN TERMS OF THE DEBT SECURITIES

         Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount and denominations; (2) the price at which such Debt Securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company; (9) the terms of any redemption at the option of Holders; (10) whether or not such Debt Securities shall be convertible into, or exchangeable for, any other securities, whether or not issued by the corporation and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; (11) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary ("Depositary") for any global Security; (12) any tax indemnity provisions; (13) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (14) whether and upon what terms Debt Securities may be defeased; (15) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (16) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and (17) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Global Securities may be issued in registered or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a global Security may not be transferred except as a whole by the Depositary to a nominee or a successor depositary. (Section 2.12) See "Book-Entry Securities" below for the terms of the depositary arrangement.

         Debt Securities of any series may be issued as Registered Securities or uncertificated securities, as specified in the terms of the series. (Section 2.01) Unless otherwise indicated in the Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 and whole multiples thereof. One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Security or Securities.

         Debt Securities may be issued under the Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities.

         "Discounted Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.


CERTAIN COVENANTS

         The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the amount of unsecured debt that the Company can incur.

         As discussed below, the Indenture includes certain limitations on the Company's ability to create Liens and to enter into Sale-Leaseback Transactions. However, such limitations will apply only to the extent the Securities Resolution establishing the terms of a series so provides and, if applicable, the limitations are subject to a number of qualifications and exceptions. Accordingly, the covenants described below will apply unless otherwise indicated in a Prospectus Supplement, and any obligations thereunder are subject to termination upon defeasance. See "Legal Defeasance and Covenant Defeasance" below.


         LIMITATION ON LIENS

         Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company shall not, and shall not permit any Restricted Subsidiary to, incur any mortgage, pledge, security interest or lien (collectively, "Lien") on Principal Property to secure a Debt unless: (1) the Lien equally and ratably secures the Debt Securities and the Debt provided that the Lien may not secure an obligation of the Company that is subordinated to the Debt Securities; (2) the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary and does not extend to any other Principal Property (other than to unimproved real property used for the construction or improvement) owned by the Company or a Restricted Subsidiary at the time the Lien is incurred and which Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement, or (c) commencement of full operation, of the property subject to the Lien; (3) the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary; (4) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property; (5) the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary; (6) the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; (7) the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute, (b) the ability of the Company to maintain self-insurance under or participate under any State insurance fund under legislation designated to insure employees of the Company against injury or occupational diseases, or (c) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien; (8) the Lien secures Debt which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals to be produced from the property subject thereto and to be sold or delivered by the Company or a Subsidiary, including any interest of the character commonly referred to as a "production payment"; (9) the Lien is created or assumed by a Subsidiary on oil, gas, coal or other mineral prop-erty owned or leased by a Subsidiary to secure Debt of such Subsidiary for the purposes of developing such properties, including any interest of the character commonly referred to as a "production payment"; provided, however, that neither the Company nor any other Subsidiary shall assume or guarantee such Debt or otherwise be liable in respect thereof; (10) the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (9) provided that the Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6) and the Lien may not extend beyond (a) the property subject to the existing Lien (other than property that at the time is not Principal Property) and (b) improvements and construction on such property; (11) the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets (excluding from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (10) and (12) and (b) Debt secured by a Lien incurred prior to the date of the Indenture that would have been permitted by any of those clauses if the Indenture had been in effect at the time the Lien was incurred), provided that Attributable Debt for any lease permitted by clause (3) under "Limitation on Sale and Leaseback" below must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (10) or
(12); or (12) the Lien is a Permitted Lien. (Section 4.04)

         "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semiannually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Debt Securities. Such average shall be weighted by the principal amount of the Debt Securities of each series or, in the case of Discounted Securities, the amount of principal that would be due as of the date of determination if payment of the Debt Securities were accelerated on that date. (Section 4.01)

         "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding short-term Debt and payments due within one year on Long-Term Debt) and deferred credits, (b) intangible assets, including, without limitation, goodwill, copyrights, trademarks, trade names, patents and unamortized debt discount and expense, (c) reserves, including reserves for estimated rate refunds pending the outcome of a rate proceeding to the extent such refunds have not been finally determined, but excluding reserves for deferred differences, (d) advances to finance oil and natural gas exploration and development to the extent that the Debt related thereto is excluded from Long-Term Debt, (e) an amount equal to the amount excluded from Long-Term Debt representing "production payment" financing of oil or natural gas exploration and development by the Company or its consolidated Subsidiaries, and (f) minority interests in common stocks and surplus in Subsidiaries, in each case as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (11) of the first paragraph under "Limitation on Liens" above.
(Section 4.01)

         "Permitted Liens" includes, among other items, the pledge or assignment in the ordinary course of business of gas inventory, accounts receivable or customers' installment paper. (Section 4.01)

         "Principal Property" means any property or asset used in connection with or relating to the transmission, distribution, exploration or production of natural gas whether now or hereafter owned, located in the United States (excluding territories and possessions), the net depreciated book value of which on the date as of which the determination is being made exceeds 3% of the Consolidated Net Tangible Assets of the Company, except any such property or asset that in the opinion of the Board or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries. (Section 4.01)

         "Restricted Subsidiary" means a Wholly Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories and possessions) and owns a Principal Property. (Section 4.01)


         LIMITATION ON SALE AND LEASEBACK

         Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction with respect to any Principal Property acquired or placed into service more than 180 days before the effective date of such lease unless: (1) the lease has a term of three years or less; (2) the lease is between the Company and a Restricted Subsidiary or between Restricted

Subsidiaries;  (3) the Company or a Restricted  Subsidiary  under any of clauses
(2) through (11) under "Limitation on Liens" above could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or (4) the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: (1) Debt of the Company that is subordinated to the Debt Securities; or (2) Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary. (Section 4.05)

         "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person. (Section 4.01)


SUCCESSOR OBLIGOR

         Unless the Securities Resolution establishing the terms of a series otherwise provides, the Debt Securities will be entitled to the benefit of a covenant in the Indenture which provides that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless: (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture and the Debt Securities; (3) immediately after the transaction no Default (as defined) exists; and (4) if as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the provisions described under "Limitation on Liens" above, to the extent applicable, the Company or such person secures the Debt Securities equally and ratably with or prior to all obligations secured by the Lien. The successor will be substituted for the Company, and thereafter all obligations of the Company under the Indenture and the Debt Securities shall terminate. (Section 5.01)


EXCHANGE OF SECURITIES

         Registered Securities may be exchanged for an equal aggregate principal amount of Registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the Registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the Transfer Agent. (Section 2.07)


DEFAULTS AND REMEDIES

         Unless the Securities Resolution establishing the terms of a series otherwise provides (in which event the Prospectus Supplement for such series shall so indicate), an "Event of Default" with respect to the series of Debt Securities will occur if: (1) the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the Default continues for a period of 60 days; (2) the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise; (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of a series as required by the Securities Resolution establishing the terms of such series and the Default continues for a period of 60 days; (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 120 days after the notice specified in the Indenture; (5) the Company pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a Custodian for it or for all or substantially all of its property, or (d) makes a general assignment for the benefit of its creditors; or (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company in an involuntary case, (b) appoints a Custodian for the Company or for all or substantially all of its property, or (c) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days. (Section 6.01)

         The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

         A Default under clause (4) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. The Trustee may require indemnity satisfactory to it before it enforces the

Indenture or the Debt Securities of the series. Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

         The failure to redeem any Debt Security subject to a Conditional Redemption is not an Event of Default if any event on which such redemption is so conditioned does not occur before the redemption date.

         The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt (including any other series of Debt Securities outstanding under the Indenture) would not constitute an Event of Default.


AMENDMENTS AND WAIVERS

         The Indenture and the Debt Securities may be amended, and any default may be waived as follows: The Debt Securities and the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. (Section 9.02) A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. (Section 6.04) However, without the consent of each Holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any Debt Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Debt Security is payable or
(6), waive any default in payment of interest on or principal of a Debt Security. (Section 9.02) Without the consent of any Holder, the Indenture or the Debt Securities may be amended (1) to cure any ambiguity, omission, defect or inconsistency, (2) to provide for assumption of Company obligations to Holders in the event of a merger or consolidation requiring such assumption, (3) to provide that specific provisions of the Indenture not apply to a series of Debt Securities not previously issued, (4) to create a series and establish its terms, (5) to provide for a separate Trustee for one or more series, or (6) to make any change that does not materially adversely affect the rights of any Holder. (Section 9.01)


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and to maintain agents in respect of the Debt Securities) with respect to the Debt Securities of the series and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities of the series under the covenants described under "Certain Covenants" or other covenants which may be added for the benefit of a particular series of Debt Securities ("covenant defeasance").

         The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants" or other covenants which may be added for the benefit of a particular series of Debt Securities. (Section 8.01)

         To exercise its legal defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for Federal income tax purposes.

         "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

TRUSTEE

         United States Trust Company of New York will act as Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs or is continuing during the six-month period. (Section 7.07)


                           DESCRIPTION OF COMMON STOCK

         The following outline of certain provisions of the Company's Certificate of Incorporation, as amended (the "Certificate"), and the Company's By-laws, as amended (the "Bylaws"), each of which is incorporated by reference as an exhibit to the Registration Statement, does not purport to be complete and is qualified in its entirety by express reference thereto. The Company is authorized to issue 400,000,000 shares of Common Stock.


DIVIDENDS

         All shares of Common Stock are entitled to participate equally with other shares of Common Stock in dividends, subject to the express terms and preferences of any outstanding series of Preferred Stock with respect to dividends and other distributions.

         The indentures and supplemental indentures pursuant to which the Company's outstanding senior debentures have been issued contain restrictions on dividends and the Company's acquisition of its capital stock. Such documents provide that the Company cannot declare or pay any dividend or make any other distribution upon any of its capital stock or purchase or redeem or otherwise acquire for consideration any of its capital stock (excluding from such restriction and from the calculation dividends paid in capital stock and capital stock purchased, redeemed or otherwise acquired to the extent that it was so acquired in exchange for or with the proceeds of the issue of other capital stock) if, after giving effect to such dividend, distribution, purchase, redemption or other acquisition, the cumulative aggregate amount of all dividends and distributions declared or paid on its capital stock and the amount paid for the purchase, redemption or acquisition of its capital stock subsequent to a date specified in each such document by the Company exceeds the amount of the consolidated net income available for dividends after such date, plus an additional amount specified in each such document plus such additional amounts as shall, upon application by the Company, be authorized or approved by the Commission, or by any successor commission or authority administering the Holding Company Act. Under the most limiting of these provisions, $614 million was available for the payment of cash dividends on, and acquisitions of, capital stock at December 31, 1996.

VOTING RIGHTS

         Each share of Common Stock has one vote. Holders of a series of Preferred Stock possess those voting powers, if any, specified in the certificate of designation which establishes the terms and conditions for such series of Preferred Stock. In addition, in accordance with the General Corporation Law for the State of Delaware, the consent of holders of a series of Preferred Stock is required before certain corporate actions, particularly certain amendments to the Certificate adversely affecting the rights of holders of any such series of Preferred Stock, may be taken.


PREEMPTIVE RIGHTS

         The holders of the Common Stock have no preemptive rights of any kind.


PREFERENCES ON LIQUIDATION, DISSOLUTION OR WINDING-UP

         Upon liquidation, dissolution or winding-up of the Company, a series of Preferred Stock shall have preference over the Common Stock as set forth in the certificate of designation for such series of Preferred Stock. Generally, after payment of creditors, holders of shares of a series of the Preferred Stock outstanding shall be entitled to be paid the amounts fixed by the Board of Directors of the Company in the resolutions creating such series, including full cumulative dividends, before any payments are made to holders of Common Stock.

OTHER

         The Company's Common Stock is listed on the New York Stock Exchange and is also listed on the Basle, Geneva, Zurich and Lausanne stock exchanges. The First Chicago Trust Company of New York ("First Chicago") is Transfer Agent and Registrar for the Common Stock. The Shares of Common Stock offered, when issued, will be validly issued, fully paid and nonassessable.


PROVISIONS OF THE CERTIFICATE AND BYLAWS WHICH MAY HAVE ANTI-TAKEOVER EFFECTS

         The Certificate requires certain conditions to be met for mergers and other business combinations (collectively "Business Combinations") with any beneficial holder of 5% or more of outstanding shares of the Common Stock (a "Substantial Stockholder"). In consummating any Business Combination with a Substantial Stockholder, the amount paid per share to holders of Common Stock by a Substantial Stockholder must be no less than the highest per share price which the Substantial Stockholder paid for any shares of the Common Stock acquired by it after it acquired 5% of the outstanding Common Stock. Also, the consideration paid in such Business Combination must be either cash or the same form as the consideration paid by the Substantial Stockholder for any shares of the Common Stock acquired by it after it acquired its 5% interest.

         The Certificate also provides for the Company's Board of Directors to be divided into three classes as nearly equal in number as possible, with the term of one class to expire each year.

         The Certificate requires that holders of seventy-five percent or more of outstanding shares of Common Stock must approve any action requiring a stockholder vote when such action is to be taken upon written consent of stockholders. The Company's Bylaws provide that, unless recommended by the Board of Directors, no person shall be elected a director unless notice in writing of such person's nomination by a stockholder is received by the Company not more than sixty nor less than thirty calendar days before the date of the meeting at which the election is to take place. The Bylaws require that a special meeting of stockholders called at the request of stockholders must be so requested by holders of at least seventy-five percent of the outstanding shares of Common Stock. The provisions described under this caption may be amended or repealed only with a two-thirds or greater vote of the Continuing Directors (generally directors before the time a Substantial Stockholder becomes such) or by affirmative vote of the holders of seventy-five percent or more of the outstanding Common Stock.


COMMON STOCK PURCHASE RIGHTS

         Each holder of the Company's Common Stock, including shares issued pursuant to this Prospectus, holds one right ("Right") for each outstanding share of Common Stock held. Rights are issued pursuant to a shareholder rights plan which was approved by the Board of Directors on November 13, 1995. Each Right entitles the registered holder to purchase from the Company one-half of one share of Common Stock at a price of $175 per share (the "Rights Purchase Price"), being $87.50 per half share, subject to adjustment. The description and terms of the Rights are set forth in a rights agreement (the "Rights Agreement") between the Company and First Chicago, as rights agent (the "Rights Agent") which is incorporated by reference as an exhibit to the Registration Statement. The following outline of certain provisions with respect to the Rights does not purport to be complete and is qualified in its entirety by express reference to the Rights Agreement.


         DISTRIBUTION DATE; TRANSFER OF RIGHTS

         Until the earlier to occur of (i) ten days following the date (the "Shares Acquisition Date") of the public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of Common Stock or other voting securities ("Voting Stock") that have 10% or more of the voting power of the outstanding shares of Voting Stock or (ii) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in such person acquiring, or obtaining the right to acquire, beneficial ownership of Voting Stock having 10% or more of the voting power of the outstanding shares of Voting Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by such Common Stock certificate. The Rights Agreement provides that, until the Rights Distribution Date, the Rights will be transferred with and only with the Company's Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), new Common

Stock certificates issued after February 28, 1996 (the "Rights Record Date") upon transfer or new issuance of the Company's Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Company's Common Stock certificates outstanding as of the Rights Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Company's Common Stock as of close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Rights Distribution Date. The Rights will expire at the close of business on February 28, 2006, unless earlier redeemed or exchanged by the Company as described below.


         EXERCISE OF RIGHTS FOR COMMON STOCK OF THE COMPANY

         In the event that a Person becomes an Acquiring Person at any time following the Rights Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Rights Purchase Price of the Right then in effect. Notwithstanding any of the foregoing, following the occurrence of such event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.


         EXERCISE OF RIGHTS FOR SHARES OF THE ACQUIRING COMPANY

         In the event that, at any time following the Shares  Acquisition  Date,
(i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a value equal to two times the Rights Purchase Price of the Right then in effect.


         ADJUSTMENTS TO RIGHTS PURCHASE PRICE

         The Rights Purchase Price payable, and the number of shares of Common Stock (or other securities, as the case may be) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification or, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase shares of the Common Stock or convertible securities at less than the then current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in the Common Stock) or of subscription rights or warrants (other than those referred to above). Prior to the Rights Distribution Date, the Board of Directors of the Company may make such equitable adjustments as it deems appropriate in the circumstances in lieu of any adjustment otherwise required by the foregoing.

         With certain exceptions, no adjustment in the Rights Purchase Price will be required until the earlier of (i) three years from the date of the event giving rise to such adjustment or (ii) the time at which cumulative adjustments require an adjustment of at least 1% in such Rights Purchase Price. No fractional shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.


         REDEMPTION AND EXCHANGE OF RIGHTS

         At any time prior to 5:00 P.M. New York City time on the tenth day following the Shares Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Independent Directors. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights with, if required, the concurrence of the Independent Directors, the Company shall make announcement thereof, and upon such action, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Rights Redemption Price.

         At any time after the occurrence of the event set forth under the heading "Exercise of Rights for Common Stock of the Company" above, the Board of Directors may exchange the Rights (other than Rights owned by an Acquiring Person, which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other securities, cash or other assets deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

         Until a Right is exercised or exchanged for Common Stock, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock or other consideration of the Company or for the stock of the Acquiring Person as set forth above, or are exchanged as provided in the preceding paragraph.


         AMENDMENTS TO TERMS OF THE RIGHTS

         Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company without the consent of the holders of the Rights prior to the Rights Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Rights (excluding the interest of any Acquiring Person); provided, however, that no supplement or amendment may be made on or after the Rights Distribution Date which changes those provisions relating to the principal economic terms of the Rights. The Board of Directors may also, with the concurrence of a majority of the Independent Directors, extend the redemption period for up to an additional 20 days.

         The term "Independent Directors" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Independent Directors, but shall not include an Acquiring Person or any representative thereof.


                         DESCRIPTION OF PREFERRED STOCK

         Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to create and provide by resolution for the issuance of up to 5,000,000 shares of Preferred Stock in series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Such terms of shares of Preferred Stock offered hereby shall be more fully set forth in the Prospectus Supplement with respect to such shares. As of the date hereof, no shares of Preferred Stock are issued or outstanding.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (a) the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of such series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

         (b) whether the shares of such series shall have voting powers and, if any, the terms of such voting powers;

         (c) the dividend rate or rates, if any, on the shares of such series or the manner in which such rate or rates shall be determined, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividends shall be cumulative or noncumulative;

         (d) whether the shares of such series shall be subject to redemption by the Company, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

         (e) the relative amounts, and the relative rights or preferences, if any, of payment in respect of shares of such series which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Company;

         (f) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions relative to the operation of such retirement or sinking fund;

         (g) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Company and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

         (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Common Stock or any other class or classes of stock of the Company ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up of the Company;

         (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional stock (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation, dissolution or winding-up of the Company; and

         (j) any other preference, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, the Certificate or any resolution of the Board of Directors pursuant thereto.

DIVIDENDS

         In addition to terms and conditions set forth in a certificate of designation with respect to a series of Preferred Stock, the indentures and supplemental indentures pursuant to which the Company's outstanding senior debentures have been issued contain restrictions on dividends and the Company's acquisition of its capital stock. See "Description of Common Stock-Dividends".


VOTING RIGHTS

         Holders of a series of Preferred Stock possess those voting powers, if any, specified in the certificate of designation which establishes the terms and conditions for such series of Preferred Stock. In addition, in accordance with the General Corporation Law for the State of Delaware, the consent of holders of a series of Preferred Stock is required in varying proportions before certain corporate actions, particularly certain amendments to the Certificates adversely affecting the rights of holders of any such series of Preferred Stock, may be taken.


PREEMPTIVE RIGHTS

         The holders of a series of Preferred Stock have no preemptive rights of any kind unless otherwise provided under the certificate of designation for such series of Preferred Stock.


PREFERENCES ON LIQUIDATION, DISSOLUTION OR WINDING-UP

         Upon liquidation, dissolution or winding-up of the Company, a series of Preferred Stock shall have preference over the Common Stock as set forth in the certificate of designation for such series of Preferred Stock. See "Description of Common Stock-Preferences on Liquidation, Dissolution or Winding-up".

                              BOOK-ENTRY SECURITIES

         The Securities may be issued in the form of one or more global certificates (collectively, with respect to each series or issue of Securities, the "Global Security") registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable Prospectus Supplement, the depositary will be The Depository Trust Company ("DTC"). The Company has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of the Securities that are issued in global form. No person that acquires an interest in such Securities will be entitled to receive a certificate representing such person's interest in such Securities except as set forth herein or in the accompanying Prospectus Supplement. Unless and until definitive Securities are issued under the limited circumstances described herein, all references to actions by holders of Securities issued in global form shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to such holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Securities.

         DTC has informed the Company that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, that it is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

         Holders that are not Participants or Indirect Participants but that desire to purchase, sell or otherwise transfer ownership of, or other interests in, Securities may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by the Company to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or holders. Holders will not be recognized by the applicable Trustee or the Company as registered holders of the Securities entitled to the benefits of the applicable Indenture or the terms of the Securities. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

         Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which holders have accounts with respect to the Securities similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective holders.

         Because DTC can act only on behalf of Participants, who in turn act only on behalf of holders or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a holder to pledge Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Securities, may be limited due to the absence of physical certificates for such Securities.

         DTC has advised the Company that DTC will take any action permitted to be taken by a registered holder of any Securities under the applicable Indenture or the terms of the Securities only at the direction of one or more Participants to whose accounts with DTC such Securities are credited.

         A Global Security will be exchangeable for the relevant definitive Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository, (ii) the Company executes and delivers to the applicable Trustee an order complying with the requirements of the applicable Indenture that such Global Security shall be so exchangeable or (iii) in the case of Debt Securities, there has occurred and is continuing a default in the payment of principal of, premium, if any, or interest on, the Debt Securities or an Event of Default or an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for Debt Securities or definitive Securities registered in such names as DTC directs.

         Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Securities. Upon surrender by DTC of the Global Security representing the Securities and delivery of instructions for re-registration, the Trustee or the applicable registrar, as the case may be, will reissue the Securities as definitive Debt Securities, and thereafter such Trustee or the applicable registrar will recognize the holders of such definitive Securities as registered holders of Securities entitled to the benefits of the applicable Indenture or the terms of the Securities, as the case may be.

         Except as described above, the Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or a successor depositary appointed by the Company. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Security evidencing all or part of the Securities unless such beneficial interest is in an amount equal to an authorized denomination for the Securities.


                              PLAN OF DISTRIBUTION

         The Company may solicit offers from time to time to sell the Securities to, for reoffer to the public through, underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Securities may be sold upon receipt of proposals pursuant to competitive bidding, or as may otherwise be permitted, under the Holding Company Act. The Company has also been authorized by the Commission acting under the Holding Company Act to sell the Securities through negotiated transactions in public offerings through underwriters and investment bankers, or to institutional investors in private placements. The Company may also sell the Securities through dealers or agents.

         Any specific managing underwriter or underwriters with respect to the offer and sale of the Securities and the members of the underwriting syndicate, if any, will be named in a Prospectus Supplement. Underwriters will not be obligated to make a market in any of the Securities. Unless otherwise set forth in a Prospectus Supplement, underwriters will be obligated to purchase all of the Securities offered, subject to certain conditions precedent.

         The Prospectus Supplement will describe the discounts and commissions to be allowed or paid to underwriters, if any, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers and agents, if any, and the exchanges, if any, on which the Securities will be listed.

         Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against or to contribution with respect to certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.


                                 LEGAL OPINIONS

         The legality of the Securities will be passed upon for the Company by Stephen E. Williams, Senior Vice President and General Counsel of the Company and of its subsidiary, Consolidated Natural Gas Service Company, Inc., ("Service Company") and Norbert F. Chandler, counsel for the Company and a General Attorney of Service Company. At December 31, 1996, Mr. Williams owned directly and/or beneficially 13,009 shares of Common Stock and has been granted pursuant and subject to the terms of the Company's long-term incentive plans, restricted stock awards of 23,554 shares and options on 125,181 shares of Common Stock. As of the same date, Mr. Chandler directly and/or beneficially owned 2,809 shares of Common Stock and options on 16,866 shares of Common Stock under such long-term incentive plans. Certain legal matters in connection with the Securities will be passed upon by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, for the underwriters or purchasers. Cahill Gordon & Reindel represents the Company in various other legal matters.

                                     EXPERTS

         The consolidated financial statements of Consolidated Natural Gas Company and its subsidiaries incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The estimates of gas and oil reserves included in the aforesaid 1996 Annual Report are incorporated in this Prospectus by reference thereto in reliance upon the report of Ralph E. Davis Associates, Inc., independent geologists, as experts.

                      [This Page Intentionally Left Blank]

                      [This Page Intentionally Left Blank]

CNG (R)        CONSOLIDATED
               NATURAL GAS
               COMPANY